Exhibit 99.11

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made on 20 August, 2024

BY AND AMONG:

(1)	Prime Tech Global Limited, a British Virgin Islands company (“Prime Tech”);

(2)	Alpha Mount International Limited, a British Virgin Islands company (“Alpha Mount” and together with Prime Tech, the “Sellers”);

(3)	Brilliant Dynasty Limited, a British Virgin Islands company (the “Purchaser”).

The Sellers and the Purchaser are “Parties” (and each a “Party”) under this Agreement.

WHEREAS:

(A)

Prime Tech owns all of the outstanding share of equity capital of Champion River Ventures Limited, a British Virgin Islands company (“Champion River”), and Alpha Mount owns all of the outstanding share of equity capital of each of Winsave Resources Limited, a British Virgin Islands company (“Winsave”), and Radiant Treasure Limited, a British Virgin Islands company (“Radiant”) (each of Champion River, Winsave and Radiant, a “Sale Company”, and the share of equity capital of a Sale Company owned by the applicable Seller as set forth in Schedule A shall be referred to as the “Sale Share”).

(B)

Champion River is indebted to Prime Tech, and each of Winsave and Radiant is indebted to Alpha Mount, each in the sum as set forth in Schedule A which is unsecured and non-interest bearing and represents the entire amount due and owing by the applicable Sale Company to the applicable Seller (the loan due and owing by the applicable Sale Company to the applicable Seller as set forth in Schedule A shall be referred to as the “Shareholder Loan”).

(C)

Each of Champion River, Winsave and Radiant, in turn, directly own such number of shares of common stock of ChromaDex Corporation, a Delaware corporation (“ChromaDex”) as set forth in Schedule B (the “ChromaDex Shares”).

(D)

Subject to the terms and condition of this Agreement, (i) the Sellers wish to sell the Purchaser and the Purchaser wishes to purchase from each Seller the Sale Share owned by such Seller, and (ii) the Sellers wish to assign to the Purchaser, and the Purchaser wishes to take assignment of, the Shareholder Loan owned by such Seller.

(E)	The Parties therefore enter into this Agreement to set out the terms and conditions for the sale and purchase of the Sale Shares and the assignment of the Shareholder Loans.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Sale and Purchase. Subject to the terms and conditions of this Agreement, each of the Sellers hereby:

(a)

sells, transfers and assigns to the Purchaser, and the Purchaser hereby purchases from each of the Sellers, the number of Sale Share set forth in Schedule A next to such Seller’s name, for the aggregate consideration payable to such Seller by the Purchaser for such number of the Sale Share, as set forth in Schedule A; and

(b)

for no additional consideration, assigns to the Purchaser, and the Purchaser hereby takes the assignment from each of the Sellers, the Shareholder Loan set forth in Schedule A next to such Seller’s name, as set forth in Schedule A.

2.	Closing.

(a)

Completion of the transactions contemplated under this Agreement shall take place remotely via electronic means on the date of this Agreement (or such other date or time as the parties may mutually agree) (the “Closing Date”) when all the acts and requirements as set out below shall be complied with.

(b)	On the Closing Date, the Purchaser (or its designee) shall pay to each of the Sellers (or their designees) the aggregate consideration payable to such Seller, as set out in Schedule A.

(c)

On the Closing Date, (i) the Sellers shall deliver, or cause to be delivered, or make available, to Purchaser the items listed in Part I of Schedule C, and (ii) the Purchaser shall deliver, or cause to be delivered, or make available, to the Sellers the items listed in Part II of Schedule C.

3.

Representations and Covenants by the Sellers. In connection with the sale of the Sale Share and the assignment of the Shareholder Loan by each Seller, such Seller represents, warrants and covenants to the Purchaser the following with respect to itself:

(a)

Authority and Enforceability; Consents. Such Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement, when executed and delivered by such Seller, will constitute valid and legally binding obligations of such Seller, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. All consents, approvals, authorizations and orders required by such Seller for the execution and delivery of this Agreement and the sale under this Agreement have been obtained and are in full force and effect.

(b)	Ownership; Title; Operations.

(i) Such Seller is the sole legal and beneficial owner of the Sale Share of the Sale Company set forth in Schedule A next to such Seller’s name, free and clear of any liens, encumbrances, claims or restrictions of any kind, other than applicable securities laws, and such Seller has full power, right and authority to transfer such Sale Share to the Purchaser.

(ii) Such Sale Share constitutes all of the issued and outstanding share capital of the applicable Sale Company as set forth in Schedule A.

(iii) Such Sale Company, in turn, is the sole legal and beneficial owner of the ChromaDex Shares as set forth in Schedule B, free and clear of any liens, encumbrances, claims or restrictions of any kind, other than applicable securities laws.

(iv) Such Seller is the sole legal and beneficial owner of all and any rights in respect of the Shareholder Loan set forth in Schedule A next to such Seller’s name, free and clear of any liens, encumbrances, claims or restrictions of any kind and such Seller has full power, right and authority to sell and assign the full rights in respect of such Shareholder Loan to the Purchaser;

(v) Such Shareholder Loan represents the entire amount due and owing by the applicable Sale Company to the applicable Seller as set forth in Schedule A.

(vi) Since the date of its incorporation, such Sale Company has not conducted any business, or owned any assets, other than (i) holding the ChromaDex Shares and (ii) carrying out other activities incidental to its incorporation and the maintenance of its corporate existence. Such Sale Company does not have any debt or obligation of any nature, other than the Shareholder Loans and ordinary course expenses required for the incorporation and maintenance of the Sale Company.

(c)

Securities Law Matters. Such Seller is indirectly selling the ChromaDex Shares for Seller’s own account only and not with a view to, or for sale in connection with, a distribution of the ChromaDex Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). At no time has such Seller presented the Purchaser with or solicited the Purchaser through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the sale. Such Seller has not effected the sale by or through a broker-dealer in any public offering.

(d)

Sophistication. Such Seller: (i) is a sophisticated person or entity familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of each of the issuers of the Sale Share and the ChromaDex Shares to make an informed decision regarding the sale of the Sale Share and the indirect sale of the ChromaDex Shares, and (iii) has independently and without reliance upon the Purchaser or its affiliates or agents, and based on such information and the advice of such advisors as such Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Seller acknowledges the price for the Sale Share (or the ChromaDex Shares, as the case may be) may significantly appreciate or depreciate over time and that such Seller is giving up the opportunity to sell the Sale Share (or the ChromaDex Shares, as the case may be) at a possible higher price in the future.

4.

Representations and Covenants by the Purchaser. In connection with the purchase of the Sale Shares and the taking of the assignment of the Shareholder Loan, the Purchaser represents, warrants and covenants to the Sellers the following:

(a)

Authority and Enforceability. The Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. All consents, approvals, authorizations and orders required by the Purchaser for the execution and delivery of this Agreement and the sale under this Agreement have been obtained and are in full force and effect.

(b)

Securities Law Matters. The Purchaser is indirectly purchasing the ChromaDex Shares for the Purchaser’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the ChromaDex Shares within the meaning of the Securities Act. By reason of the Purchaser’s business or financial experience, the Purchaser is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect the Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of the ChromaDex Shares. Furthermore, the Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of this investment indefinitely. At no time was the Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the ChromaDex Shares.

(c)

Sophistication. The Purchaser: (i) is a sophisticated person or entity familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of each of the issuers of the Sale Shares and the ChromaDex Shares to make an informed decision regarding the purchase of the Sale Shares and the indirect purchase of the ChromaDex Shares, and (iii) has independently and without reliance upon the Seller or its affiliates or agents, and based on such information and the advice of such advisors as the Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Purchaser acknowledges the price for the Sale Shares (or the ChromaDex Shares, as the case may be) may significantly appreciate or depreciate over time and that the Purchaser is giving up the opportunity to purchase the Sale Shares (or the Chromadex Shares, as the case may be) at a possible lower price in the future.

5.	Further Assurances. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

6.	Expenses and Costs. Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, entry into and completion of this Agreement.

7.	Miscellaneous.

(a)	This Agreement may be amended only by written agreement by the Parties.

(b)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to its rules on conflict of laws.

(c)

This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior discussions between them relating to the subject matter herein.

(d)	This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

(e)	This Agreement shall come into force upon due execution by the Parties.

(f)	This Agreement may be executed in counterparts (including by facsimile or PDF), each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first set forth above.

Sellers:

Prime Tech Global Limited

By:	/s/ Pau Yee Wan, Ezra
Name:	Pau Yee Wan, Ezra
Title:	Director

Alpha Mount International Limited

By:	/s/ Pau Yee Wan, Ezra
Name:	Pau Yee Wan, Ezra
Title:	Director

Purchaser:

Brilliant Dynasty Limited

By:	/s/ Chau Hoi Shuen Solina Holly
Name:	Chau Hoi Shuen Solina Holly
Title:	Director

Signature Page to Securities Purchase Agreement

Schedule A

Sale Share

Seller	Sale Company	Sale Share	Purchase Price
Prime Tech	Champion River	1 ordinary share	US$	22,314,032.97
Alpha Mount	Winsave	1 ordinary share	US$	8,678,496.73
Alpha Mount	Radiant	1 ordinary share	US$	1,065,959.45

Total Purchase Price:			US$	32,058,489.15

Shareholder Loan to be Assigned

Seller	Sale Company	Shareholder Loan
Prime Tech	Champion River	US$	20,102,853.56
Alpha Mount	Winsave	US$	8,678,495.73
Alpha Mount	Radiant	US$	1,065,958.45

Schedule B

Sale Company	ChromaDex Shares owned by Sale Company
Champion River	7,940,937
Winsave	3,088,433
Radiant	379,345

Total:	11,408,715

Schedule C

Closing Deliveries

Part I. Sellers’ Deliveries

On the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Purchaser each of the following items:

(a)	instruments of transfer duly executed by each Seller in favour of the Purchaser in respect of the applicable Sale Share;

(b)	original share certificates (if any have been issued) representing the applicable Sale Share in the name of applicable Seller;

(c)	two counterparts of the deed of assignment duly executed by each Seller as assignor and the applicable Sale Company as debtor in favour of the Purchaser in respect of the applicable Shareholder Loan;

(d)

the certificates of incorporation, memorandum and articles of association, statutory registers, minute books, common seals, chops, share certificate books, and any other statutory books and records kept by the applicable Sale Company;

(e)

documents relating to each securities trading account with respect to the ChromaDex Shares (if any), including but not limited to any written agreements entered into between Sale Company and any security broker, document(s) for the change of signatories, credit securities account card (if any, and devices and passwords used to access (if any));

(f)	original letters of resignation duly signed by the relevant director of each Sale Company immediately after the Closing Date;

(g)

written board resolutions of each Sale Company with effect only at and from the Closing Date, approving and accepting, among other things, (a) the transfer of the Sale Share and the assignment of the Shareholder Loan, (b) the registration of the Purchaser as holders of the Sale Share to be acquired pursuant to this Agreement, (c) the resignation of the directors of such Sale Company, and (d) the appointment of the director(s) nominated by the Purchaser.

Part II. Purchaser’s Deliveries

On the Closing Date, the Purchaser shall deliver, or cause to be delivered, to Sellers the following items:

(a)	instruments of transfer duly executed by the Purchaser in respect of the Sale Shares; and

(b)	one counterpart of the deed of assignment duly executed by the Purchaser as assignee in respect of each applicable Shareholder Loan.